(e)(1)(i)

July 20, 2012

Lydia L. Homer

Senior Vice President and Treasurer

ING Investments Distributor, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Ms. Homer:

Pursuant to the Underwriting Agreement, dated May 16, 2007, as amended, between ING Separate Portfolios Trust and ING Investments Distributor, LLC, formerly, ING Funds Distributor, LLC, (the “Agreement”), we hereby notify you of our intention to retain you as Underwriter to render underwriting services to ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, and ING Emerging Markets Local Currency Debt Fund (collectively, the “Funds”), each a newly established series of ING Separate Portfolios Trust, effective on July 20, 2012, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Funds to the Amended Schedule A of the Agreement. The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the aforementioned Funds.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Separate Portfolios Trust

ACCEPTED AND AGREED TO: ING Investments Distributor, LLC

By:	/s/ Lydia L. Homer
Lydia L. Homer
Senior Vice President and Treasurer

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Separate Portfolios Trust

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

ING SEPARATE PORTFOLIOS TRUST

and

ING INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

ING Emerging Markets Corporate Debt Fund

ING Emerging Markets Hard Currency Debt Fund

ING Emerging Markets Local Currency Debt Fund

ING SPorts Core Fixed Income Fund